Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement of Phillips-Van Heusen Corporation and to the incorporation by reference therein of our reports dated March 31, 2010, with respect to the consolidated financial statements and schedule of Phillips-Van Heusen Corporation and the effectiveness of internal control over financial reporting of Phillips-Van Heusen Corporation included in its Annual Report (Form 10-K) for the year ended January 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
April 20, 2010